Exhibit 3.1

150101

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130694245-36
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/23/2013 9:12 AM
	Entity Number E0822622006-8

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:
Truewest Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

See Exhibit A

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X CHAN CHEUK KI JACKY, SECRETARY, TREASURER

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

OF SERIES A CONVERTIBLE PREFERRED STOCK OF

TRUEWEST CORPORATION

Truewest Corporation, a Nevada corporation (the “Company”), hereby authorizes a series of the Company's previously authorized 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares initially constituting such series shall be up to fifty million (50,000,000) shares.

SECTION 2. DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a) “Common Stock” means the Company’s US $0.01 par value common stock.

(c) “Holder” shall mean the person or entity in which the Series A Preferred Stock is registered on the books of the Company.

(d) “Restricted Shares” means shares of the Company’s Common Stock which are restricted from being transferred by the holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act.  The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

SECTION 3.  LIQUIDATION PREFERENCE.

(a) Upon the occurrence of any Liquidation Event (as defined below):

i. Before any distribution or payment shall be made to the holders of any the Company’s Common Stock, and to any other class or series of shares issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a Liquidation Event (“Junior Shares”), each holder of Series A Preferred Stock shall be entitled to receive, on a pari passu basis, an amount equal to the sum of (A) 100% of the Original Issue Price (proportionally adjusted for share subdivisions, share dividends, reorganizations,  reclassifications, consolidations or mergers), and (B) plus accrued and/or declared and undistributed dividends and other distributions (proportionally adjusted for share subdivisions, share dividends, reorganizations,  reclassifications, consolidations or mergers) per share of Series A Preferred Stock then held by such holder in preference to the holders of Junior Shares.  “Original Issue Price” means US$1.00 per share. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all shares of Series A Preferred Stock, then such assets shall be distributed solely among the holders of Series A Preferred Stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

ii. After distribution or payment in full of the amount distributable or payable on the Series A Preferred Stock pursuant to Section 3(a)(i), any remaining assets of the Company available for distribution to its shareholders shall be distributed ratably among the holders of outstanding Junior Shares and the holders of Series A Preferred Stock on an as-converted basis.

(b)	Liquidation Event. Each of the following events shall be treated as a “Liquidation Event” under this Section:

i.	any liquidation, winding-up, or dissolution of any Company Entity, whether voluntary or involuntary;

ii.
any consolidation, amalgamation or merger of any Company Entity or shareholders of such Company Entity with or into any Person, or any other corporate reorganization, including a sale or acquisition of share capital of such Company Entity, in which the shareholders of such Company Entity immediately before such transaction own less than 50% of the voting power of the surviving entity immediately after such transaction, except for a sale or acquisition of share capital of a Company Entity in which the shareholders of such Company Entity immediately before such transaction own less than 50% of the voting power of the Company Entity immediately before such transaction; or

iii.	a sale of all or substantially all of the assets of any Company Entity to a third party or license of all or substantially all intellectual property of any Company Entity to a third party.

SECTION 4. CONVERSION RIGHTS.   The Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

       (a) Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, (i) beginning on July 1, 2017, or (ii) at any earlier time as determined by the Board of Directors of the Company, at the office of this Company or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Common Stock, subject to adjustment as set forth in Section 4(c) below, which shares shall be Restricted Shares.

       (b) Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

       (c) Conversion Adjustments of Series A Preferred Stock.  The Conversion Prices of each series of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

          i. In the event this Company should at any time after the date on which shares of Series A Series A Preferred Stock were first issued (the “Purchase Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the conversion ratio of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

          ii. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the conversion ratio for each series of Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          iii. Other Distributions.  In the event this Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(b), then, in each such case for the purpose of this Section 4(c), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Company into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Company entitled to receive such distribution.

          iv. Recapitalizations.  If at any time after the Purchase Date there shall be a recapitalization of the Common Stock, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this Company or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock held by such holder would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(d) with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4(d)(including adjustment of the conversion ratio then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

       (d) Taxes.  The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

       (e) No Impairment.  The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit the Company from amending its Articles of Incorporation with the requisite consent of its stockholders and the Board of Directors.

       (f) Fractional Shares.  If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be rounded to one whole share of Common Stock.

       (g) Reservation of Stock Issuable Upon Conversion. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall be sufficient to effect conversion of all of the then outstanding shares of the Series A Preferred Stock.

SECTION 5.  VOTING.  The shares of Series A Preferred Stock shall not be entitled to vote on matters submitted for approval of the shareholders of the Company.

SECTION 6.  DIVIDENDS.

       (a) The holders of shares of the Series A Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors. In addition to the foregoing, the holders of the Series A Preferred Stock shall also be entitled to receive and the Company shall pay dividends paid or declared in respect of Company’s Common Stock (calculated on an as-converted basis).

       (b) Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of any dividends or other distributions made with respect to each outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Preferred Stock.

SECTION 7. REDEMPTION RIGHTS.  The shares of Series A Preferred Stock shall be subject to redemption by the Company at $1.00 per share (subject to adjustment in the same manner as adjustment of the conversion ratio as set forth in Section 4 hereof) at any time on or before June 30, 2017.

SECTION 8. PROTECTIVE PROVISIONS.

Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class:

       (a) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, including a reverse stock split, but excluding a stock split, so long as the Series A Preferred Stock’s Conversion Rights are not diminished in connection therewith;

       (c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock other than as provided herein or in any Share Exchange Agreement or related document entered into between the Company and the Holders; or

       (d) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

SECTION 9. PREEMPTIVE RIGHTS.  Holders of Series A Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS.  The Company shall mail to all holders of Series A Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11. NOTICES.  In addition to any other means of notice provided by law or in the Company's Bylaws, any notice required by the provisions of this Designation to be given to the Holders of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Company.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company this 14th day of October 2013.

TRUEWEST CORPORATION

By:	/s/ Cheung Wai Yin
Name:	Cheung Wai Yin
Title:	Chief Executive Officer